REORGANIZATION AGREEMENT

     REORGANIZATION AGREEMENT made as of January 30, 1998 by and among CUNNINGHAM GRAPHICS INTERNATIONAL, INC., a New Jersey corporation ("CGII"), CUNNINGHAM GRAPHICS, INC., a New Jersey corporation ("CGI") and the individuals identified on the signature page hereto as Stockholders (the "Stockholders").

                                    RECITALS:

     A. The Stockholders own all the issued and outstanding capital stock of CGI (the "CGI Stock").

     B. In connection with an initial public offering of securities and the acquisition (the "Acquisition") of Roda Limited, a corporation organized under the laws of England ("Roda"), the Stockholders have determined that it would be advisable to form a holding company to own all of the capital stock of CGI and to acquire all the share capital of Roda.

     C. The parties wish to set forth their agreement regarding the formation and organization of CGII and the terms upon which they will contribute their respective shares of CGI Stock to CGII.

     NOW, THEREFORE, in consideration of the foregoing, it is agreed as follows:

     1.   ACKNOWLEDGMENT OF INCORPORATION AND ORGANIZATION OF CGII.

          Each of the Stockholders acknowledges that CGII has been incorporated and organized by the filing of a certificate of incorporation and its adoption of organizational resolutions, which have been made available to him for examination. The parties further acknowledge that as of this date, Michael R. Cunningham is the sole stockholder of CGII, having subscribed for one share for a purchase price of $12.00.

     2.   CONTRIBUTION OF CGI STOCK.

          (a) Immediately prior to the initial public offering (the "Offering") of common stock of CGII (the "Common Stock") pursuant to a Registration Statement on Form S-1 declared effective by the United States Securities and Exchange Commission, each of the Stockholders agrees to contribute to CGII all of his shares of CGI Stock (the "Reorganization"). In consideration therefore, the Stockholders shall receive shares of Common Stock and notes of CGII (the "Exchange Notes," and together with the Distribution Notes referred to in paragraph 5 below, the "Reorganization Notes"). On the date of the Reorganization, (i) each of the Stockholders shall deliver to CGII his certificate or certificates representing CGI Stock duly endorsed for transfer and (ii) CGII shall deliver to each of the Stockholders a certificate representing shares of the Common Stock and an Exchange Note and a Distribution Note of CGII payable to such Stockholder.

          (b) Each Stockholder acknowledges that he owns the number of shares of CGI Stock and is entitled to receive in the Reorganization the number of shares of Common Stock and an Exchange Note in the principal amount set forth opposite his name on Schedule I hereto. Each Stockholder further acknowledges that the aggregate principal amount of the Exchange Notes shall be determined as if CGII were to issue an additional 200,000 shares of Common Stock in the Reorganization. Accordingly, each Stockholder shall be entitled to receive his proportionate interest in the aggregate amount derived by multiplying 200,000 by the initial public offering price of the Common Stock.

          (c) The Reorganization Notes are non-interest bearing and have no specified maturity date; provided, however, it is intended that CGII will pay the Reorganization Notes from the net proceeds of the Offering. CGII shall have the right to offset against the principal amount of the respective Reorganization Notes any amounts due to CGI by the respective Stockholders.

          (d) Each Stockholder represents and warrants to CGII that (i) he has good and marketable title to his shares of CGI Stock, free and clear of all liens and encumbrances of any kind; (ii) he has the absolute right, power, authority and capacity to execute and deliver this Agreement and perform his obligations hereunder; and (iii) this Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms.

     3.   SECURITIES LAWS.

          Each of the Stockholders:

          (a) represents and warrants that (i) he is acquiring the Common Stock for investment purposes only, for his own account and without a view to the resale, transfer or distribution thereof, (ii) he or his representative has had access to the same kind of information concerning CGII that is required by Schedule A of the Securities Act of 1933, as amended (the "Act"), to the extent that CGII possesses such information; and (iii) has such knowledge and experience in financial and business matters that he is capable of utilizing the information that is available to him concerning CGII to evaluate the risk of his investment in CGII and that he is able to bear the economic risk of his investment in the Common Stock.

          (b) acknowledges that he has been advised that the shares of Common Stock issued under this Agreement are not being registered under any applicable federal or state securities laws in reliance upon certain exemptions thereunder, cannot be resold unless they are registered under those laws or unless an exemption from registration is available and will bear a legend to such effect and, accordingly, he may not be able to sell or otherwise dispose of the shares when he wishes to do so. Each of the Stockholders acknowledges that the reliance of CGII and its agents upon such exemption from registration is predicated upon the foregoing representations.

          (c) agrees that the shares of Common Stock will not be resold (i) without registration thereof under the Act (unless an exemption from such registration is available and the Stockholder has provided to CGII an opinion of counsel reasonably acceptable to CGII to such effect) or (ii) in violation of any law.

          (d) consents that the certificate or certificates representing the Common Stock may be impressed with a legend indicating that the shares are not registered under the Act and reciting that transfer thereof is restricted.

          (e) consents that stop transfer instructions in respect of the shares may be issued to any transfer agent, transfer clerk or other agent at any time acting for CGII.

     4. TERMINATION OF SHAREHOLDERS' AGREEMENT. Each of Michael R. Cunningham, Gordon Mays and Timothy Mays agrees that effective upon the consummation of transactions contemplated by this Agreement, the Shareholders' Agreement among each of them and Cunningham Graphics, Inc. dated as of June 13, 1991 shall be canceled and of no further force and effect.

     5. DISTRIBUTION OF S CORPORATION TAXABLE INCOME. CGI shall distribute to the Stockholders the amounts in their respective S Corporation "accumulated adjustments accounts" immediately prior to the Reorganization, which, for purposes of this Agreement are estimated to be $2,200,000 in the aggregate. Such distribution shall be effected by CGI's issuance to each Stockholder of a note in the respective amounts set forth opposite their names in Schedule I hereto (each, a "Distribution Note"). In connection with the Reorganization, CGII hereby agrees to assume and discharge the obligations of CGI by issuing restated Distribution Notes. The Stockholders agree to accept the Distribution Notes in satisfaction of CGI's obligation to make payments of undistributed S Corporation taxable income.

     6. ASSIGNMENT OF RODA AGREEMENT. Contemporaneously with the actions described in paragraph 2(a) of this Agreement, CGI shall assign to CGII the benefit of, and CGII shall perform the obligations of CGI under, that certain agreement dated January 16, 1998, as amended, providing for the acquisition of all the outstanding capital stock of Roda (the "Roda Agreement"). CGII shall accordingly execute a Deed of Adherence as required pursuant to clause 18 of the Roda Agreement.

     7. SURVIVAL AND REPRESENTATIONS. The representations and warranties made by the Stockholders in this Agreement shall survive for a period of one year following the date of the Reorganization.

     8. TERMINATION. This Agreement shall terminate and the parties shall have no further obligations hereunder, if the Offering has not occurred by June 30, 1998.

     9. MODIFICATION. No modification of this Agreement shall be valid unless such modification is in writing and signed by all parties hereto.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     11.   COUNTERPARTS.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which together shall be deemed to constitute a single instrument.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by their duly authorized representatives as of the day and year first above written.

                                         CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                                         By:
                                            ------------------------------------
                                             Name:  Michael R. Cunningham
                                             Title: President

                                         CUNNINGHAM GRAPHICS, INC.

                                         By:
                                            ------------------------------------
                                             Name:  Michael R. Cunningham
                                             Title: President

                                         THE STOCKHOLDERS:


                                         ---------------------------------------
                                         Michael R. Cunningham


                                         ---------------------------------------
                                         Gordon Mays


                                         ---------------------------------------
                                         Timothy Mays


                                         ---------------------------------------
                                         James J. Cunningham, Trustee


                                         ---------------------------------------
                                         William J. Mays, Trustee


                                         ---------------------------------------
                                         William Edward Shannon, Trustee

                                   SCHEDULE I

       STOCKHOLDER           SHARES OF     SHARES OF COMMON     EXCHANGE(1)       AAA AS OF       DISTRIBUTION
                             CGI STOCK           STOCK              NOTE         DECEMBER 31          NOTE
       -----------           ---------     ----------------     -----------       ---------       ------------

Michael R. Cunningham               94            2,050,727      $1,896,432        $2,021,536      $1,738,400

Gordon Mays                      10.46              228,198         211,030           224,949         193,443

Timothy Mays                      7.60              165,803         153,330           163,443         140,551

James J. Cunningham,                 6              130,898         121,050           129,034         110,962
Trustee

William J. Mays, Trustee          0.45                9,817           9,079             9,678           8,322

William Edward Shannon,           0.45                9,817           9,079             9,678           8,322
Trustee

TOTALS                            118.96            2,595,260      $2,400,000        $2,558,318      $2,200,000






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1    The  principal  amounts of the  Exchange  Notes  assumes an initial  public offering price of $12.00 per share